                                                                      EXHIBIT 12

                       DOBSON COMMUNICATIONS CORPORATION
   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                                1994       1995       1996        1997        1998
                                                              ---------  ---------  ---------  ----------  ----------

Net income (loss)...........................................  $     462  $   1,104  $  (1,421) $  (16,734) $  (52,561)

Extraordinary (gain) loss...................................       (228)        --        527       1,350       2,165

Interest expense, net.......................................      1,195      1,848      4,282      24,814      35,232

Amortization of deferred financing..........................         --        404        402       1,075       1,965

Income tax provision (benefit)..............................        168        347       (593)     (3,625)    (11,469)
                                                              ---------  ---------  ---------  ----------  ----------

  Earnings..................................................  $   1,597  $   3,703  $   3,197  $    6,880  $  (24,668)

Interest expense, net.......................................  $   1,195  $   1,848  $   4,282  $   24,814  $   35,232

Amortization of deferred financing..........................         --        404        402       1,075       1,965
                                                              ---------  ---------  ---------  ----------  ----------

  Fixed charges.............................................  $   1,195  $   2,252  $   4,684  $   25,889  $   37,197

  Preferred dividends.......................................         83        591        849       2,603      23,955
                                                              ---------  ---------  ---------  ----------  ----------

Combined Fixed Charges and Preferred Stock Dividends........  $   1,278  $   2,843  $   5,533  $   28,492  $   61,152
                                                              ---------  ---------  ---------  ----------  ----------
                                                              ---------  ---------  ---------  ----------  ----------

Ratio of Earnings to Fixed Charges..........................       1.34       1.64     (1)        (2)         (3)
                                                              ---------  ---------  ---------  ----------  ----------
                                                              ---------  ---------  ---------  ----------  ----------

Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................       1.25       1.30     (4)        (5)         (6)
                                                              ---------  ---------  ---------  ----------  ----------
                                                              ---------  ---------  ---------  ----------  ----------


------------------------


(1) Earnings were insufficient to cover fixed charges by $1.5 million.



(2) Earnings were insufficient to cover fixed charges by $19.0 million.



(3) Earnings were insufficient to cover fixed charges by $61.9 million.



(4) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $2.3 million.



(5) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $21.6 million.



(6) Earnings were insufficient to cover combined fixed charges and preferred stock dividends by $85.8 million.